EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Independence Holding Company:

We consent to the incorporation by reference in the Registration Statements (No. 333-134424) on Form S-3 and (Nos. 33-23302, 333-117792, 333-118388 and 333-135070) on Form S-8 of Independence Holding Company (the “Company”) of our report dated March 25, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules  which report appears in the December 31, 2009 Annual Report on Form 10-K of the Company.

Our report refers to a change in the Company’s method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

/s/ KPMG LLP

New York, New York

March 25, 2010